Exhibit 11
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    ARROW FINANCIAL CORPORATION AND SUBSIDIARIES
    STATEMENT RE COMPUTATION OF  PER SHARE EARNINGS

                                                  1998     1997     1996     1995     1994

    Basic Earnings Per Share:
    Net Income                                    $11,835  $10,997  $20,260  $12,424  $11,325

    Weighted Shares Outstanding                     6,303    6,431    6,803    7,220    7,283

    Basic Earnings Per Share                        $1.88    $1.71    $2.98    $1.72    $1.55



    Diluted Earnings Per Share:

    Net Income Before
       Cumulative Effect of Accounting Change     $11,835  $10,997  $12,260  $12,424   $11,325
    Debenture Interest Expense, net of tax            ---      ---      ---      ---       243
    Diluted Net Income                            $11,835  $10,997  $12,260  $12,424   $11,568

    Weighted Shares Outstanding                     6,303    6,431    6,803    7,220     7,283
    Stock Options-
         Equivalent Shares                             96       87       70       61        28
    Debentures                                        ---      ---      ---      ---       411
    Total Equivalent Shares                         6,399    6,518    6,873    7,281     7,722

    Diluted Earnings Per Share                      $1.85    $1.69    $2.95    $1.71     $1.50

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